CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Income Auto-Callable Securities Based on the Performance of Brent Blend Crude Oil due May 7, 2013	$4,548,000.00	$521.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960 May 2012 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)
S T R U C T U R E D I N V E S T M E N T S Opportunities in Commodities

Contingent Income Auto-Callable Securities due May 7, 2013

Based on the Performance of Brent Blend Crude Oil

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment of $23.1250 (2.3125% of the stated principal amount), with respect to each determination date on which the commodity price of the underlying commodity is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level. In addition, if the commodity price of the underlying commodity is greater than or equal to the initial commodity price on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment. However, if on any determination date the commodity price of the underlying commodity is less than the initial commodity price, the securities will not be redeemed and if that commodity price is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the commodity price of the underlying commodity is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the commodity price of the underlying commodity and the cash payment investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying commodity. The securities are senior unsecured obligations of UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying commodity:	Brent blend crude oil
Aggregate principal amount:	$4,548,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	April 27, 2012
Original issue date:	May 4, 2012 (5 business days after the pricing date)(1)
Maturity date:	May 7, 2013
Early redemption:	If, on any of the first three determination dates, the determination commodity price of the underlying commodity is greater than or equal to the initial commodity price, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination commodity price:	The commodity price on any determination date other than the final determination date
Contingent quarterly payment:	—	If, on any determination date, the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $23.1250 (2.3125% of the stated principal amount) per security on the related contingent payment date.
	—	If, on any determination date, the determination commodity price or the final commodity price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.
Determination dates:	July 27, 2012, October 29, 2012, January 28, 2013 and April 29, 2013, subject to postponement for certain market disruption events. We also refer to April 29, 2013 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the fifth business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	—	If the final commodity price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	—	If the final commodity price is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the commodity performance factor.
Commodity performance factor:	The final commodity price divided by the initial commodity price
Downside threshold level:	$ 89.87, which is equal to 75% of the initial commodity price
Initial commodity price:	$ 119.83, which is equal to the commodity price on the pricing date
Final commodity price:	The commodity price on the final determination date
Commodity price:	On any day, the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe (“ICE”) of the futures contract in respect of the first nearby month unless such observation date falls on or after the last trading day during which trading may take place for the first nearby futures contract, as determined by the calculation agent, in which case we observe the second nearby month, stated in U.S. dollars, as made public by ICE on such day. Bloomberg ticket “CO1” <Comdty>
CUSIP:	902674HM5
ISIN:	US902674HM58
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG

Commissions and issue price:	Price to public(2)	Agent’s commissions(2)(3)	Proceeds to issuer
Per security	100%	1.5%	98.5%
Total	$4,548,000	$68,220	$4,479,780
(1)	We expect to deliver each offering of the securities against payment on or about the fifth business day following the pricing date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the pricing date will be required, by virtue of the fact that each security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $995 per note. Please see “Syndicate Information” on page 20 for further details.

(3)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $15 per $1,000 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $15 per $1,000 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors ” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement dated January 13, 2012                 Prospectus dated January 11, 2012

Pricing Supplement dated April 27, 2012

Contingent Income Auto-Callable Securities due May 7, 2013

Based on the Performance of Brent Blend Crude Oil

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January  11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated January  13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying prospectus supplement” mean the UBS prospectus supplement “Medium-Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities”, dated January 13, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Summary

The Contingent Income Auto-Callable Securities due May 7, 2013 Based on the Performance of Brent Blend Crude Oil, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $23.1250 (2.3125% of the stated principal amount) per security, with respect to each quarterly determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the fifth business day after the related determination date. It is possible that the commodity price could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the determination commodity price is greater than or equal to the initial commodity price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final commodity price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date. However, if the securities have not previously been redeemed and the final commodity price is less than the downside threshold level, investors will be exposed to the decline in the commodity price, as compared to the initial commodity price, on a 1 to 1 basis and receive a cash payment equal to the product of (i) the stated principal amount multiplied by (ii) the commodity performance factor, which will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying commodity.

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.3125% of the stated principal amount with respect to each determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final commodity price, as follows:

Scenario 1	On any of the first three determination dates, the determination commodity price is greater than or equal to the initial commodity price.
	¡	The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
	¡	Investors will not participate in any appreciation of the underlying commodity from the initial commodity price.

Scenario 2	The securities are not automatically redeemed prior to maturity and the final commodity price is greater than or equal to the downside threshold level.
	¡	The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.
	¡	Investors will not participate in any appreciation of the underlying commodity from the initial commodity price.

Scenario 3	The securities are not automatically redeemed prior to maturity and the final commodity price is less than the downside threshold level.
	¡	The payment due at maturity will be the product of (i) the stated principal amount multiplied by (ii) the commodity performance factor.
	¡	Investors will lose some and may lose all of their principal in this scenario.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE STATED PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability

The securities may be suitable for you if:

¡	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

¡	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying commodity.

¡	You believe the commodity price will be equal to or greater than the downside threshold level on the specified determination dates.

¡	You understand and accept that you will not participate in any appreciation in the price of the underlying commodity and that your potential return is limited to the contingent quarterly payments specified in this document.

¡	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying commodity.

¡	You are willing to invest in the securities based on the contingent quarterly payment specified on the cover hereof.

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¡	You fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

¡	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 1 year, and accept that there may be little or no secondary market for the securities.

¡	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The securities may not be suitable for you if:

¡	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

¡	You require an investment designed to provide a full return of principal at maturity.

¡	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying commodity.

¡	You believe that the price of the underlying commodity will decline during the term of the securities and is likely to close below the downside threshold level on the specified determination date.

¡	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying commodity or that has unlimited return potential.

¡	You are unwilling to invest in the securities based on the contingent quarterly payment specified on the cover hereof.

¡	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying commodity.

¡	You seek current income from this investment.

¡	You do not fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

¡	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.

¡	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Based on the Performance of Brent Blend Crude Oil

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination commodity price and (2) the final commodity price.

Diagram #1: First Three Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

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Hypothetical Examples

The below examples are based on the following terms:

Initial commodity price:	$119.83
Downside Threshold Level:	$89.87, which is 75% of the initial commodity price
Contingent Quarterly Payment:	$23.1250 (2.3125% of the stated principal amount)
Stated principal amount:	$1,000.00 per security

In Examples 1 and 2, the commodity price fluctuates over the term of the securities and the determination commodity price is greater than or equal to the initial commodity price of $119.83 on one of the first three determination dates. Because the determination commodity price is greater than or equal to the initial commodity price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination commodity price on the first three determination dates is less than the initial commodity price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$120.00	—*	$1,023.1250	$90.00	$23.1250	N/A
#2	N/A	N/A	N/A	$68.00	$0.00	N/A
#3	N/A	N/A	N/A	$149.79	—*	$1,023.1250
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination commodity price is greater than or equal to the initial commodity price and the securities are redeemed as a result.

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In Example 1, the securities are automatically redeemed following the first determination date as the determination commodity price on the first determination date is equal to the initial commodity price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000.00 + $23.1250 = $1,023.1250

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

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In Example 2, the securities are automatically redeemed following the third determination date as the determination commodity price on the third determination date is greater than the initial commodity price. As the determination commodity price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $23.1250 with respect to such determination date. Following the third determination date, you receive an early redemption amount of $1,023.1250, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying commodity has appreciated by 25% from its initial commodity price on the third determination date, you only receive $1,023.1250 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Commodity Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$70.00	$0.00	N/A	$70.00	$0.00	N/A
#2	$65.00	$0.00	N/A	$65.00	$0.00	N/A
#3	$68.00	$0.00	N/A	$68.00	$0.00	N/A
Final Determination Date	$60.00	$0.00	N/A	$95.86	—*	N/A
Payment at Maturity	$500.71			$1,023.1250

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final commodity price.

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In Example 3, the commodity price remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the commodity price. Your payment at maturity is calculated as follows:

$1,000.00 x ($60.00/$119.83) = $500.71

In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

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In Example 4, the commodity price decreases to a final commodity price of $95.86. Although the final commodity price is less than the initial commodity price, because the final commodity price is still greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $23.1250 = $1,023.1250

In this example, although the final commodity price represents a 20% decline from the initial commodity price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,023.1250 per security at maturity.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final commodity price is less than the downside threshold level, UBS will pay you a cash payment equal to the product of (i) the stated principal amount multiplied by (ii) the commodity performance factor, the value of which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

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The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final commodity price is less than the downside threshold level, you will be exposed to the decline in the commodity price, as compared to the initial commodity price, on a 1 to 1 basis and you will receive for each security that you hold at maturity the product of (i) the stated principal amount multiplied by (ii) the commodity performance factor, the value of which will be less than 75% of the stated principal amount and could be zero.

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The contingent quarterly payment, if any, is based solely on the determination commodity price or the final commodity price, as applicable. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination commodity price or the final commodity price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination commodity price on a specific determination date or the final commodity price, as applicable, if such determination commodity price or final commodity price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the commodity price was higher on other days during the term of the securities.

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You will not receive any contingent quarterly payment for any quarterly period where the determination commodity price is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the determination commodity price is greater than or equal to the downside threshold level. If the determination commodity price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

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Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying commodity reflects a higher expectation as of the pricing date that the price of such commodity could close below its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher contingent quarterly payments for that security. However, while the contingent quarterly payments are set on the pricing date, a commodity’s volatility can change significantly over the term of the securities. The price of the underlying commodity for your securities could fall sharply, which could result in a significant loss of principal.

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Investors will not participate in any appreciation in the price of the underlying commodity. Investors will not participate in any appreciation in the price of the underlying commodity from the initial commodity price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination commodity price or the final commodity price, as applicable, is greater than or equal to the downside threshold level. It is possible that the commodity price could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the price of the underlying commodity will rise or fall. The commodity price will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying commodity. You should be willing to accept the downside risks of owning commodities in general and the underlying commodity in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.

¡	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or

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returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which UBS Securities LLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the commodity price on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

¡	the expected volatility of the price of Brent crude oil, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent crude oil;

¡	the time to maturity of the securities;

¡	interest and yield rates in the market generally;

¡	a variety of economic, financial, political, regulatory or judicial events;

¡	global supply and demand for Brent crude oil, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent crude oil;

¡	supply and demand for the securities; and

¡	the creditworthiness of UBS.

The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including payments in respect of an early redemption or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose your entire initial investment.

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The securities offer exposure to futures contracts and not direct exposure to physical commodities. The securities will reflect a return based on the performance of the relevant nearby ICE-traded Brent crude oil futures contract and do not provide exposure to Brent Crude oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

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Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably. Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying commodity and, as a result, the market value of the securities, and any payments you may receive in respect of the securities.

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Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying commodity and, as a result, the market value of the securities.

¡

Changes in supply and demand in the market for Brent crude oil futures contracts may adversely affect the value of the securities. The securities are linked to the performance of futures contracts on the underlying physical commodity Brent Crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the commodity price will be determined by reference to the futures contract in respect of the first nearby month for each determination date, the value of the securities may be less than would otherwise be the case if the commodity price had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

¡

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the securities. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying commodity, and therefore, the value of the securities.

¡

The securities may be subject to certain risks specific to Brent crude oil as a commodity. Brent Crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

¡	changes in the level of industrial and commercial activity with high levels of energy demand;

¡	disruptions in the supply chain or in the production or supply of other energy sources;

¡	price changes in alternative sources of energy;

¡	adjustments to inventory;

¡	variations in production and shipping costs;

¡	costs associated with regulatory compliance, including environmental regulations; and

¡	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

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These factors interrelate in complex ways, and the effect of one factor on the price of the underlying commodity, and the market value of the securities linked to the underlying commodity, may offset or enhance the effect of another factor.

¡

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the securities and the amounts payable on your securities. Commodity futures contracts such as the underlying commodity are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying commodity, which could adversely affect the prices of such contracts and, in turn, the market value of the securities and the amounts payable on the securities at maturity if not previously called. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

¡

Futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets. Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the underlying commodity will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying commodity and, therefore, the securities.

¡

The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. UBS Securities LLC, its affiliates or any other dealer may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which UBS Securities LLC, its affiliates or any other dealer is willing to transact. If, at any time, UBS Securities LLC, its affiliates or any other dealer were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

¡

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC, its affiliates or any other dealer is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by UBS Securities LLC, its affiliates or any other dealer, as a result of dealer discounts, mark-ups or other transaction costs.

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¡

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities. As calculation agent, UBS Securities LLC will determine the initial commodity price, the downside threshold level, the final commodity price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by UBS Securities LLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

¡

Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in the underlying commodity. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, the downside threshold level which is the price at or above which the underlying commodity must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying commodity at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

¡

Potential conflict of interest — UBS, or our affiliates, may play a variety of roles with respect to the securities, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

¡

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying commodity to which the securities are linked.

¡

Dealer incentives — UBS and its affiliates act in various capacities with respect to the securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the securities and such compensation may serve as an incentive to sell these securities instead of other investments. We will pay total underwriting compensation of $15.00 per security to any of our affiliates acting as agents or dealers in connection with the distribution of the securities.

¡	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

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Based on the Performance of Brent Blend Crude Oil

Brent Blend Crude Overview

In this document, when we refer to the commodity price, we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the relevant first or second nearby ICE Brent Crude Futures Contract, quoted by ICE Futures Europe and displayed on Bloomberg Professional service (“Bloomberg”) under the symbol “CO1” <Cmdty>.

Brent crude is the biggest of the many major classifications of crude oil consisting of Brent crude, Brent sweet light crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent crude. A maximum of 72 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The ICE Brent Crude Futures Contract are listed on ICE Futures Europe. Additional information about the ICE Brent Crude Futures Contract is available at the following website: https://www.theice.com/productguide/ProductDetails.shtml?specId=219.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Information as of market close on April 27, 2012:

Bloomberg Ticker Symbol:	CO1 <Comdty>	52 Week High (on March 13, 2012):	$126.22
Current Commodity Price:	$119.83	52 Week Low (on October 4, 2011):	$99.79
52 Weeks Ago:	$125.13

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying commodity for the period of January 2, 2009 through April 27, 2012. The closing price of the underlying commodity on April 27, 2012 was $119.83. The associated graph shows the closing prices for the underlying commodity for each day from January 2, 2003 to April 27, 2012. The dotted line represents the downside threshold level of $89.87, which is equal to 75% of the closing price on April 27, 2012. We obtained the information in the table and graph from Bloomberg Professional service (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying commodity at any time, including the determination dates.

Brent Blend Crude Oil	High	Low	Period End
2009
First Quarter	$53.50	$39.55	$49.23
Second Quarter	$71.79	$48.44	$69.30
Third Quarter	$75.51	$60.43	$69.07
Fourth Quarter	$79.69	$67.20	$77.93
2010
First Quarter	$82.70	$69.59	$82.70
Second Quarter	$88.94	$69.55	$75.01
Third Quarter	$82.68	$71.45	$82.31
Fourth Quarter	$94.75	$81.10	$94.75
2011
First Quarter	$117.36	$93.33	$117.36
Second Quarter	$126.65	$105.12	$112.48
Third Quarter	$118.78	$102.57	$102.76
Fourth Quarter	$115.00	$99.79	$107.38
2012
First Quarter	$126.22	$109.81	$122.88
Second Quarter (through April 27, 2012)	$125.43	$117.97	$119.83

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Brent Blend Crude Oil – Daily Closing Prices

January 2, 2003 to April 27, 2012

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Market Disruption Events

With respect to the underlying commodity, the calculation agent will determine the initial commodity price on the pricing date, the determination commodity price on each determination date and the final commodity price on the final determination date. The date of determination of the initial commodity price, the determination commodity price on each determination date or final commodity price (in each case, the “determination date”) may be postponed for the underlying commodity may be delayed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the commodity. If such postponement occurs, the initial commodity price, commodity price or final commodity price for the underlying commodity may be determined by the calculation agent by reference to the commodity price on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the determination commodity price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial commodity price, determination commodity price or the final commodity price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the pricing date, the Contingent payment date, any determination date, the final determination date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying commodity, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the determination commodity price of the underlying commodity.

Any of the following will be a market disruption event, as determined by the calculation agent:

¿          the failure of Bloomberg to announce or publish the commodity price, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

¿          the commodity price is not published;

¿          a material suspension, absence or limitation of trading in the underlying commodity on its relevant exchange, or in option contracts relating to the underlying commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

¿          such underlying commodity or option contracts relating to the underlying commodity do not trade on what was, on the pricing date, the relevant exchange for the underlying commodity or the related exchange for those options;

¿           the relevant exchange for the underlying commodity or the related exchange or quotation system, if any, for option contracts relating to the underlying commodity fails to open for trading during its regular trading session;

¿          the permanent discontinuation or disappearance of trading in the underlying commodity or option contracts relating to the underlying commodity or the disappearance or permanent discontinuance or unavailability of the commodity price, notwithstanding the availability of Bloomberg or the status of trading in the underlying commodity or the option contracts relating to the underlying commodity;

¿           the occurrence since the pricing date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying commodity;

¿          the occurrence since the pricing date of a material change in the content, composition or constitution of the underlying commodity; or

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¿          any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

¿          any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the securities.

The following events will not be market disruption events:

¿          a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

¿          a decision to permanently discontinue trading in the option contracts relating to the underlying commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying commodity, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying commodity or option contracts related to the underlying commodity, if available, by reason of any of:

¿           a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

¿         an imbalance of orders, or

¿          a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying commodity, the ICE or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying commodity on Its Relevant Exchange; Alternative Method of Calculation” below), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of the Underlying commodity on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying commodity discontinues trading in such underlying commodity, the calculation agent may replace the underlying commodity with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying commodity (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the determination commodity price on each determination date and the final commodity price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final determination date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the securities.

If the relevant exchange discontinues trading in the underlying commodity or the physical delivery of the physical commodity underlying the underlying commodity (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final determination date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final determination date, then the calculation agent will determine the determination commodity price on each determination date and the final commodity price for the underlying commodity or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying commodity, the determination commodity price on each determination date or the final commodity price, as applicable, for the underlying commodity will be the commodity price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final determination date.

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Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying commodity may adversely affect the value of the securities.

If at any time the method of calculating the settlement price of the underlying commodity or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final determination date for the underlying commodity or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Listing:	The securities will not be listed on any securities exchange.

Trustee:	U.S. Bank Trust National Association

Calculation agent:	UBS Securities LLC

Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Consideration - 10. Non-Currency-Linked Notes that it would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying commodity. If your securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent coupon) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. In addition, any contingent coupon that is paid by UBS including upon maturity or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Consideration - 10. Non-Currency-Linked Notes that it would be Reasonable to Treat as Derivative Contracts - Alternative Treatments” beginning on page PS- 50 of the product supplement.

For example, it is possible that the Internal Revenue Service (the “IRS”) could assert that you should be treated as if you owned the underlying commodity. Under such characterization, or otherwise, it is possible that the Internal Revenue Service would assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your securities, in which case, gain or loss recognized with respect to your securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities and you would be required to mark your securities to market at the end of each taxable year (i.e., recognize gain or loss as if the securities or the relevant portion of the securities had been sold for fair market value). It is also possible that the IRS might characterize the securities as giving rise to current ordinary income (even before receipt of cash) and short-term capital gain or loss (even if you hold the securities for more than one year). Alternatively, it is also possible that the securities could be treated as a debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the securities are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the securities and then determining as of the issue date a payment schedule for the securities that would produce the comparable yield. These rules could result in requiring you to include ordinary income during the term of your securities in excess of the contingent quarterly payments that are actually made. Further, any gain realized on the sale, exchange or automatic call of your securities would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the securities that you included as income in the current year or preceding years, and thereafter would be capital loss.

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In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering the tax treatment of an instrument such as the securities. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Consideration - 10. Non-Currency-Linked Notes that it would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of a security even if no interest payments are made over the term of the security. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 9 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution; conflicts of interest:

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $15 per $1,000 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $15 for each $1,000 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying prospectus supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other

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affiliate of UBS or any other securities dealers may distribute this document, the accompanying prospectus supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Contact:

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$1,000.00	1.500%	<$1MM
$997.50	1.250%	≥$1MM and <$3MM
$996.25	1.125%	≥$3MM and <$5MM
$995.00	1.000%	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

May 2012	Page 20